EXHIBIT 1.

                          STOCK PURCHASE AGREEMENT

               STOCK PURCHASE AGREEMENT, dated as of October 9, 1995, between HI-SHEAR INDUSTRIES INC., a Delaware corporation (the "Seller"), and GFI INDUSTRIES S.A., a societe anonyme organized under the laws of the Republic of France (the "Purchaser").

                            W I T N E S S E T H:

               WHEREAS, the Seller desires to sell and transfer to the Purchaser and the Purchaser desires to purchase from the Seller, all of the issued and outstanding shares of capital stock (the "Shares") of HI-SHEAR CORPORATION, a Delaware corporation and a wholly owned subsidiary of the Seller (the "Company"), all as more specifically provided herein,

               WHEREAS, simultaneously with the execution and delivery hereof, the Purchaser and certain significant stockholders of Seller are entering into a stockholders agreement (the
     "Stockholders Agreement"),

               NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                 ARTICLE I

                      Purchase and Sale of the Shares

               1.1 Purchase and Sale of the Shares. The Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, the Shares, which constitute all of the issued and outstanding shares of capital stock of the Company, for the consideration specified in Section 1.2 hereof.

               1.2 Purchase Price. (a) The initial purchase price for the Shares is the sum of U.S. $46 million (the "Initial Purchase Price") which the Purchaser will pay to the Seller at the Closing (as defined in Section 1.3 hereof), as provided in
     Section 1.3.

                    (b) Immediately after the Closing, Seller shall prepare, and thereupon cause its independent accountants to commence reviewing at Seller's expense, a consolidated balance sheet of the Company and the Subsidiaries (as defined in Section 2.1(A) hereof) as at the Closing Date. Such balance sheet shall be prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied, except as noted below and in Section 1.2(b) of the Seller's Disclosure Schedule delivered herewith, and shall reflect all liabilities of the Company and the Subsidiaries required to be reflected on a balance sheet prepared in accordance with GAAP so applied. Such balance sheet (i) shall reflect the fact that the amount of any intercompany payables or receivables between the Company or any Subsidiary, on the one hand, and the Seller or any subsidiary of the Seller (other than the Company or any Subsidiary), on the other hand, shall be satisfied in full as of the Closing Date, (ii) shall reflect the adjustments listed in
     Section 1.2(b) of the Seller's Disclosure Schedule delivered herewith, (iii) shall determine the amount of inventory as of the Closing Date in the manner described in Section 1.2(b) of the Seller's Disclosure Schedule, (iv) shall reflect $4.028 million (which is the amount shown on the Company's consolidated, adjusted May 1995 balance sheet previously delivered to the Purchaser) as the amount of the Company's liability with respect to its retirement plans, and shall reflect the current value of the assets of the SERPs (as defined in Section 3.13 below) determined in a manner consistent with the Company's usual practice (including recognizing the net cash surrender value of related life insurance policies not recognized for FASB 87 presentations) and (v) shall not reflect as a liability or a reserve any amount with respect to the matters described in
     Section 5.2(a)(ii) and (iii) hereof. Representatives of the Purchaser and/or the Purchaser's auditors shall be entitled to accompany the Seller's representatives during any inventory count conducted in connection with, and to review the work papers, schedules, memoranda and other documents used by the Seller in, the preparation of such balance sheet.

               The Seller shall deliver to the Purchaser such balance sheet and the report of the independent accountants with respect thereto, and thereafter the Purchaser shall have ten (10) business days within which to deliver to the Seller a letter setting forth in reasonable detail the Purchaser's proposed adjustments, if any, to the balance sheet.

               In the event that the Seller disagrees with any proposed adjustments set forth in the Purchaser's letter, within ten (10) business days of the receipt of such letter, the Seller shall deliver to the Purchaser a written statement in reasonable detail of the Seller's objections. If the Purchaser and the Seller cannot resolve any disputed items within ten (10) business days thereafter, a "Big Six" firm of independent public accountants jointly selected by the Purchaser and the Seller (other than the Seller's and the Purchaser's respective regular accounting firms) shall resolve the dispute and determine the consolidated net worth of the Company and the Subsidiaries as at the Closing Date. The determination of such firm shall be binding on the Purchaser and the Seller. The Purchaser and the Seller shall share equally the fees and expenses of such firm of independent public accountants.

                    (c) If the consolidated net worth of the Company and the Subsidiaries as at the Closing Date, as finally determined in accordance with clause (b) above, is greater than $38 million, the Purchaser shall promptly pay to the Seller, by wire transfer of immediately available funds to such account as the Seller shall direct, an amount equal to the excess, with interest thereon from the Closing Date to the date of payment of such excess at the prime rate of interest of Citibank, N.A. as in effect from time to time during such period.

                    (d) If the consolidated net worth of the Company and the Subsidiaries as at the Closing Date, as finally determined in accordance with clause (b) above, is less than $38 million, the Seller shall promptly pay to the Purchaser, by wire transfer of immediately available funds to such account as the Purchaser shall direct, the shortfall, with interest thereon from the Closing Date to the date of payment of such shortfall, at the rate of interest specified above.

                    (e) Following the Closing Date, the Purchaser shall cause the Company and the Subsidiaries to afford the Seller and its accountants reasonable access during normal business hours to the books, records, facilities and employees of the Company and the Subsidiaries and shall cooperate reasonably with the Seller and its accountants, to enable the Seller and its accountants to prepare the consolidated balance sheet of the Company and the Subsidiaries as at the Closing Date and to resolve any dispute with respect thereto between the Purchaser and the Seller.

                    (f) The Initial Purchase Price as increased or decreased pursuant to paragraph (c) or (d) above, as applicable, is hereinafter referred to as the "Purchase Price".

               1.3 Closing. The closing of the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 beginning at 10:00 A.M. on a date (the "Closing Date") to be specified by the parties, which shall be no later than the fifth business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article IV of this Agreement. At the Closing, the Seller shall deliver to the Purchaser certificates representing the Shares (together with all rights then or thereafter attaching thereto), with valid stock powers attached; and the Purchaser shall deliver the Initial Purchase Price to the Seller by wire transfer of immediately available funds to an account designated by the Seller at least two (2) business days in advance of the Closing Date.

                                 ARTICLE II

                       Representations and Warranties

               2.1 Representations and Warranties of the Seller. The Seller represents and warrants to and agrees with the Purchaser that, except as set forth in the Seller's Disclosure Schedule delivered herewith (which specifically references in such Disclosure Schedule the lettered paragraph of this Section 2.1 to which any such exceptions relate, it being understood and agreed that, with respect to any particular exception, such exception shall be deemed disclosed only for purposes of the paragraph or paragraphs so referenced and shall not be deemed disclosed for purposes of any other paragraph (unless cross referenced to another paragraph)):

                    (A)  Organization of the Company and the
     Subsidiaries. Each of the Company and Hi-Shear Automotive Corp., Hi-Shear Holdings Limited, and Hi-Shear Fasteners Europe Limited, each a subsidiary of the Company (individually a "Subsidiary" and collectively the "Subsidiaries"), is duly incorporated, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation, with the full corporate power and authority to own its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except such jurisdictions, if any, where any failures to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries. The copies of the Company's and each Subsidiary's certificate of incorporation and by-laws, or other charter documents, previously delivered to the Purchaser are complete and correct. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or other charter documents.

                    (B)  Organization and Authority of the Seller.
     The Seller has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware, has the full corporate power and authority to enter into this Agreement and to consummate the transactions herein contemplated and otherwise to carry out its obligations hereunder. Except for the approval of the holders of a majority of the outstanding shares of common stock of the Seller, this Agreement has been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and legally binding agreement of the Seller, enforceable against it in accordance with its terms. The Board of Directors of the Seller has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the stockholders of the Seller, (ii) resolved, subject to their fiduciary duties under applicable law, to recommend that the stockholders of the Seller approve this Agreement and the transactions contemplated hereby and (iii) taken all action necessary with respect to the transactions contemplated hereby so as to render inapplicable to such transactions, including, without limitation, the purchase of the Shares pursuant hereto, the restrictions on business combinations contained in Section 203 of the Delaware General Corporation Law and the supermajority voting requirements contained in Section 13 of Seller's Certificate of Incorporation. Lazard Freres & Co. LLC has delivered to the Board of Directors of the Seller its opinion dated October 7, 1995 to the effect that, as of the date of such opinion, the Purchase Price is fair to Seller from a financial point of view.

                    (C) Capital Stock; Subsidiaries. The authorized, issued and outstanding capital stock of the Company and each of the Subsidiaries is set forth in the Seller's Disclosure Schedule. The Shares are the only issued and outstanding capital stock of the Company. The Shares and all of the issued and outstanding shares of capital stock of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.
     Neither the Company nor any Subsidiary has any authorized, issued or outstanding shares of preferred stock. There are no existing options, calls or commitments of any character relating to the authorized and unissued capital stock of the Company or any Subsidiary or to any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of capital stock of the Company or any Subsidiary, and no such convertible or exchangeable securities or obligations are outstanding. All of the Shares are owned by the Seller, and all of the issued and outstanding shares of capital stock of the Subsidiaries are owned by the Company or a Subsidiary, in each case beneficially and of record, free and clear of all liens, pledges, voting agreements, restrictions, encumbrances or claims. The Company has no subsidiaries, other than the Subsidiaries.

                    (D)  Financial Statements; SEC Reports.  The
     consolidated balance sheet of the Company and the Subsidiaries as of May 1995 and 1994, and the consolidated statement of income for the twelve months ended May 28, 1995, May 27, 1994 and May 30, 1993 relating thereto (for purposes of this Agreement, all references to such balance sheets and statements of income shall include, with respect to financial statements as of or for the twelve months ended May 28, 1995, May 29, 1994 and May 30, 1993, reference to the notes thereto), copies of which have been delivered by the Seller to the Purchaser, have been prepared in conformity with GAAP consistently applied and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at such dates and the results of their operations for such periods in accordance with GAAP. The consolidated balance sheet of the Company and the Subsidiaries as of August 1995, and the related consolidated and consolidating statement of income for the three-month period ended August 27, 1995, together with the notes thereto, copies of which have been delivered by the Seller to the Purchaser, have been prepared (except for normal year-end closing and audit adjustments) in conformity with GAAP consistently applied and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at such date and the results of their operations for such period in accordance with GAAP. The Seller has filed with the Securities and Exchange Commission (the "SEC") all forms, reports and documents required to be so filed since May 31, 1993. The Seller has made available to the Purchaser, in the form filed with the SEC, copies of (i) the Seller's Annual Reports on Form 10-K for the fiscal years ended May 31, 1995, 1994 and 1993, (ii) all proxy statements relating to meetings of the Seller's stockholders which have been held since May 31, 1993, in the form distributed to the Seller's stockholders and (iii) all other reports or registration statements filed by the Seller with the SEC since May 31, 1993 (collectively, the "SEC Reports"). The SEC Reports were prepared, in all material respects, in accordance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of the respective dates of the SEC Reports, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (E) Absence of Undisclosed Liabilities. Except as disclosed in the consolidated balance sheet of the Company and the Subsidiaries as of August 1995, there are no debts, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Company or the Subsidiaries of a kind required by GAAP to be reflected in a consolidated balance sheet of the Company and the Subsidiaries, other than debts, liabilities and obligations which arose after May 31, 1995 in the ordinary course of the business consistent with past practice of the Company and the Subsidiaries or which would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries.

                    (F) Absence of Certain Changes or Events. Since May 31, 1995, each of the Company and the Subsidiaries has conducted its business in the ordinary course, and there has not been (i) any amendment to its charter or by-laws, (ii) any issuance or sale of any shares of capital stock of the Company or any Subsidiary, or securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any such shares, or any agreements obligating the Company or any Subsidiary to do any of the foregoing, (iii) any dividends (whether in cash or property) declared, set aside, paid or made with respect to the capital stock of the Company, (iv) any material adverse change in the business, financial condition or results of operations of the Company and the Subsidiaries, other than any change related to or caused by the Purchaser's actions in connection with this Agreement or the transactions contemplated hereby, (v) any damage, destruction or other casualty loss (whether or not covered by insurance) materially adverse to the business, financial condition, or results of operations of the Company and the Subsidiaries, (vi) any increase in the compensation payable or to become payable by the Company or any Subsidiary to any of its officers, employees or directors or any increase in any bonus, insurance, pension or other employee benefit plan, agreement, payment or arrangement made by the Company or any Subsidiary for or with any such officers, directors or employees, except for increases in the ordinary course of business consistent with past practice, (vii) any labor dispute affecting the Company and the Subsidiaries, other than routine labor matters, (viii) any transaction between the Company or any Subsidiary on the one hand, and the Seller or any affiliate of the Seller (other than the Company and the Subsidiaries), on the other hand, other than transactions in the ordinary course of business consistent with past practice, (ix) any commitment or transaction entered into by the Company or any Subsidiary other than in the ordinary course of its business consistent with past practice, (x) any change by the Company or the Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP, or (xi) any other event or condition of any character which materially adversely affects the business, financial condition or results of operations of the Company and the Subsidiaries.

                    (G) Title to Properties; Absence of Liens and Encumbrances, etc. Each of the Company and the Subsidiaries has good, valid and marketable title to all of the real and personal property owned by it, free and clear of any liens, charges and encumbrances (except for liens in respect of taxes not yet due and payable, and immaterial title defects and encumbrances that do not interfere with the use of the property subject thereto or affected thereby). All material leases under which the Company or any Subsidiary is the lessee of real property are listed in the Seller's Disclosure Schedule and, to the knowledge of the Seller, are valid, subsisting and enforceable leases. There is no material default by the Company or any Subsidiary or, to the Seller's knowledge, any landlord, under any such lease. Neither the Company nor any Subsidiary has received any notice of any proposed condemnation of any such property.

                    (H)  Litigation.   There are no actions, suits,
     proceedings or investigations (including those related to product liability claims) pending or, to the Seller's knowledge, threatened (i) against the Company or any Subsidiary at law, in equity or otherwise, in, before, or by, any court or governmental agency or authority which, if decided adversely to the Company or any such Subsidiary, would have a material adverse effect on their business, financial condition or results of operations or
     (ii) as of the date hereof, against the Seller, the Company or any Subsidiary which seeks to question, delay or prevent the consummation of the transactions contemplated hereby. There are no unsatisfied judgments or material outstanding injunctions, decrees, or awards against the Company or any Subsidiary or against any of their assets, business or properties.

                    (I) Compliance with Law. The businesses of the Company and the Subsidiaries are not being and have not been conducted in violation of any law or regulation of any federal, state, local or foreign governmental entity or of any governmental approvals, permits, registrations and licenses necessary to the conduct of their businesses, except for any violations which would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries. The representation and warranty contained in this
     Section 2.1(I) do not apply to any law or regulation regulating pollution or protection of the environment or to occupational health and safety.

                    (J)  Contracts and Leases.   Neither the Company
     nor any Subsidiary is as of October 5, 1995 a party to, or bound by, any contract to be performed after the Closing Date pursuant to which the Company or such Subsidiary is obligated to expend more than $100,000 in any twelve-month period and which is not subject to cancellation by it, on not more than 30 days' notice without penalty or increased cost. Neither the Company nor any Subsidiary is a party to or bound by any agreement, contract or lease that was entered into outside the ordinary course of its business or which restricts the ability of the Company or any Subsidiary to compete with any person or in any geographic area. There is no default by the Company or any such Subsidiary to any agreement, contract or lease, or to the Seller's knowledge, any other party thereto, which defaults could, individually or in the aggregate, materially adversely affect their business, financial condition or results of operations. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or similar agreement with any labor organization or any employment contract or severance agreement with any employee.

                    (K)  Insurance.  All property and casualty
     insurance policies which currently insure the Company and the Subsidiaries are listed in the Seller's Disclosure Schedule and, by their terms, will remain in full force and effect at least up to the Closing Date.

                    (L)  Employee Benefit Plans.   The Seller's
     Disclosure Schedule contains an accurate and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, savings, stock bonus, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee, director, former employee or former director of the Company (the "Benefit Plans"). The Seller's Disclosure
     Schedule identifies each of the Benefit Plans that is an "employee welfare benefit plan" or an "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA, respectively, (such plans being hereinafter referred to collectively as the "ERISA Plans") and subject to ERISA. Neither the Company nor any ERISA Affiliate has any formal plan or commitment to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee, director, former employee or former director of the Company or any ERISA Affiliate. Copies of all such written Benefit Plans have been delivered or made available to the Purchaser. With respect to the Benefit Plans: (i) each Benefit Plan is and has been in material compliance with all applicable laws, and, if intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received or timely applied for, a favorable determination letter from the Internal Revenue Service, (ii) no Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA and neither the Company nor any ERISA Affiliate has contributed to, or has been obligated to contribute to, a multiemployer plan during the six year period ending on the date hereof, (iii) no Benefit Plan provides medical, health, dental or life insurance coverage beyond termination of employment except as required by Section 4980B of the Code, (iv) to the knowledge of the Company, no event has occurred with respect to a Benefit Plan or trust which would subject the Company, any ERISA Affiliate, any Benefit Plan, or any trustee or administrator thereof to a material civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a material tax under Sections 4975, 4976 or 4980B of the Code, (v) all employee benefit plans or programs covering foreign employees have been maintained in material compliance with applicable laws and are adequately funded in accordance with their respective terms and applicable laws, (vi) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and to the knowledge of the Seller, no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due, (vii) the PBGC has not instituted proceedings to terminate any of the ERISA Plans and, to the knowledge of the Seller, no condition exists that presents a material risk that such proceedings will be instituted, and (viii) with respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such ERISA Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such ERISA Plan's actuary with respect to such ERISA Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, and all such amounts due and properly accrued through the Closing Date with respect to the current plan year thereof will be paid by the Company or the Seller on or prior to the Closing Date; and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date hereof. No lien imposed under the Code or ERISA exists on account of any ERISA Plan. No amounts payable under the Benefit Plans or any other agreement or arrangement to any employee, director, former employee or former director of the Company in effect as of the Closing will, as a result of the transaction contemplated hereby, fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                    (M)  Completeness of Assets.  The assets and
     properties owned by the Company and the Subsidiaries are, in accordance with past practice, suitable and sufficient for the conduct of their businesses as heretofore conducted and will provide the Purchaser with the capability to manufacture, use and sell the products and conduct the businesses of the Company and the Subsidiaries in substantially the same manner as they have been conducted heretofore.

                    (N) Related Party Interests. As of the date hereof neither the Seller nor any subsidiary of the Seller (other than the Company or a Subsidiary):

               (i) has any cause of action or other claim against the Company or any Subsidiary or the assets or properties of the Company or any Subsidiary, or owes any material amount to, or is owed any material amount by, any of them;

               (ii) is a party to any material contract, lease, agreement, arrangement or commitment used in or related to the business of the Company or any Subsidiary;

               (iii) receives from or furnishes to the Company or any Subsidiary, any goods or services (with or without consideration), other than managerial assistance and supervision; or

               (iv) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, firm or other entity which is a material competitor, lessor, lessee, customer or supplier of the Company, except securities of any publicly-held corporation which do not exceed five percent (5%) of the outstanding voting securities of such corporation.

                    (O)  Warranties, etc.  (i)  All products
     manufactured or sold by the Company have been in substantial conformity with the applicable contractual commitments and specifications.

               (ii) There are no recalls of products produced by the Company or any Subsidiary pending or threatened and, to the Seller's knowledge, there is no basis for any material recall of any such products.

                    (P) Illegal Payments. No payment or contribution has been made by or on behalf of the Company or any Subsidiary which is in violation of any applicable federal, state or foreign law.

                    (Q)  Non-Contravention.  The execution and
     delivery of this Agreement by the Seller and the consummation of the sale of the Shares contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Seller, or (ii) violate any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the filing of notice or lapse of time or both) any obligation under, or constitute (with or without due notice or the lapse of time or both) a default under, or give rise to any right of termination, cancellation or amendment under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon the assets and properties of the Company and the Subsidiaries pursuant to any provision of, any agreement, lease, mortgage or instrument, or (iii) violate any law, regulation, order, arbitration award, judgment or decree to which the Seller, the Company or any Subsidiary is a party or by which any of them is bound except, in case of the preceding clauses (ii) and (iii), for such violations, accelerations, defaults, terminations, cancellations, amendments, liens, charges, pledges, security interests and encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries.

                    (R)  Consents and Approvals.  The only
     authorizations, consents, approvals of or notices to or filings with any federal, state or foreign court, agency, commission or other regulatory body or official required to be obtained or made by the Seller in connection with the transactions contemplated hereby are (i) the notification to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated pursuant thereto (the "HSR Act"); (ii) the notification to the Committee on Foreign Investment in the United States ("CFIUS") under the Exon-Florio Amendment ("Exon-Florio"); (iii) any required filings or approvals under federal or state securities laws; and (iv) authorizations, consents, approvals, notices and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries.

                    (S)  Tax Matters.  All (i) Tax Returns (as
     hereinafter defined) that are required to be filed by or with respect to the Company, any Subsidiary or any "affiliated group" (as defined in Section 1504(a) of the Code) (the "Affiliated Group") of which the Company or any Subsidiary is or was a member have been duly filed and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been paid, (iii) such Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid, (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of any Tax Returns are currently pending, (vi) none of the Company or any Subsidiary is currently being audited or examined by any taxing authority or has received notice of any such audit or examination, (vii) no waivers of statutes of limitation have been given or requested by or with respect to any Taxes of the Company, any Subsidiary or any Affiliated Group of which the Company or any Subsidiary is or was a member, (viii) all amounts that are required to be collected or withheld by the Company or the Affiliated Group with respect to Taxes have been duly collected and withheld, and all such amounts that are required to be remitted to any taxing authority, including any applicable interest and penalties, have been remitted on a timely basis, and
     (ix) the Company is a member of the Affiliated Group of which the Seller is the parent.

               For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including, without limitation, consolidated, combined and unitary returns.

                    (T) Trademarks and Patents. The Company and the Subsidiaries have, or have rights to use, all material patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, computer software and rights (collectively, the "Intellectual Property Rights") which are necessary for use in connection with their businesses. The Seller's Disclosure Schedule contains a list of all material patents, patent applications, trademarks, trademark applications and trade names owned by or licensed to the Company or any Subsidiary (and any material licenses thereof from the Company or any such Subsidiary) and a description of the Company's practice regarding copyrights. To the Seller's knowledge, (i) the use of the Intellectual Property Rights by the Company and the Subsidiaries does not conflict with the intellectual property rights of any other person and no other person's operations conflict with the use and registration of the Intellectual Property Rights and (ii) each material patent and application therefor owned by the Company or any Subsidiary is in proper form, not disclaimed and has been duly maintained. There are no suits pending or, to the Seller's knowledge, threatened against or by the Company or any Subsidiary claiming a conflict by the Company or any such Subsidiary with any intellectual property rights of any other person or a conflict by any other person with any of the Intellectual Property Rights.

                    (U) Environmental Liability. The Company and the Subsidiaries are in compliance with all Environmental Laws, except for any failures to so comply that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries. To the Seller's knowledge, no events have occurred and no conditions exist that reasonably could be expected to give rise to liability for the use, handling, generation, treatment, storage, disposal or transportation of Hazardous Substances, which individually or in the aggregate would have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries. The Company and the Subsidiaries have obtained, hold and are in compliance with all registrations, permits, licenses and approvals required under any Environmental Law necessary for the operations of the Company and the Subsidiaries as currently conducted, except for any failures to so obtain, hold or comply that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries.

                    As used in this Section 2.1(U), (i) the term
     "Environmental Laws" shall mean all applicable federal, state, or local laws, statutes, rules, regulations or ordinances in effect at the date hereof that govern (a) hazardous or toxic materials, substances or wastes, (b) emissions to the air, land, surface water or ground water, or (c) the protection of the environment; and (ii) the term "Hazardous Substances" shall mean any hazardous or toxic materials, substances or wastes as defined in any applicable Environmental Law.

                    (V) Proxy Statement. The proxy statement to be prepared by the Seller in connection with the stockholders' meeting referred to in Section 3.11 hereof (or any amendment thereof or supplement thereto) will, at the date mailed to such stockholders and at the time of the meeting of such stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Seller with respect to statements made therein based on information supplied by the Purchaser in writing for inclusion in such proxy statement. Such proxy statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

               2.2 Representations and Warranties with Respect to the Purchaser. The Purchaser represents and warrants to and agrees with the Seller that:

                   (A) Organization and Authority of the Purchaser. The Purchaser has been duly organized, is validly existing and is in good standing under the laws of the Republic of France, has the full corporate power and authority to enter into this Agreement and to consummate the transactions herein contemplated and otherwise to carry out its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser, has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding agreement of the Purchaser, enforceable against it in accordance with its terms.

                    (B)  Litigation.  As of the date hereof, no
     action, suit, proceeding or investigation is pending or, to the knowledge of the management of the Purchaser, threatened against the Purchaser which seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

                    (C)  Non-Contravention.  The execution and
     delivery of this Agreement by the Purchaser and the consummation of the purchase of the Shares contemplated hereby will not (i) violate any provision of the charter documents of the Purchaser, or (ii) violate any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the filing of notice or lapse of time or both) any obligation under, or constitute (with or without due notice or the lapse of time or both) a default under, or give rise to any right of termination, cancellation or amendment under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon the assets and properties of the Purchaser pursuant to any provision of, any agreement, lease, mortgage or instrument, or (iii) violate any law, regulation, order, arbitration award, judgment or decree to which the Purchaser is a party or by which it is bound except, in case of the preceding clauses (ii) and (iii), for such violations, accelerations, defaults, terminations, cancellations, amendments, liens, charges, pledges, security interests and encumbrances which would not, individually or in the aggregate, prevent the Purchaser from purchasing the Shares pursuant hereto.

                    (D)  Consents and Approvals.  The only
     authorizations, consents or approvals of or notices to or filings with any federal, state or foreign court, agency, commission or other regulatory body or official required to be obtained or made by the Purchaser in connection with the transactions contemplated hereby are (i) the notification to the FTC and the Antitrust Division pursuant to the HSR Act; (ii) the notification to CFIUS under Exon-Florio; (iii) any required filings or approvals under federal or state securities laws; and (iv) authorizations, consents, approvals, notices and filings which, if not obtained or made, would not, individually or in the aggregate, prevent the Purchaser from purchasing the Shares pursuant hereto.

                    (E) Securities Act of 1933. The Purchaser is acquiring the Shares solely for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof.

                    (F) Availability of Financing. The Purchaser has and will have sufficient financing to pay the Purchase Price in accordance with the terms of this Agreement and all fees and expenses incurred in connection with the transaction contemplated hereby for which the Purchaser is responsible.

                    (G) Purchaser Not an "Interested Stockholder". Except to the extent that they may be deemed such by virtue of this Agreement and the Stockholders Agreement, neither the Purchaser nor any of its affiliates is an "interested stockholder" of the Seller within the meaning of Section 203 of the Delaware General Corporation Law.

                                ARTICLE III

                    Additional Agreements of the Parties

               3.1 Ordinary Course of Business. Prior to the Closing Date, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 3.1 of the Seller's
     Disclosure Schedule, or approved in writing by the Purchaser, the Seller covenants and agrees that:

                    (A) The Company and each of the Subsidiaries will maintain itself at all times as a corporation duly organized and validly existing under the laws of the jurisdiction under which it is incorporated;

                    (B) The Company and each of the Subsidiaries will carry on its respective business in the ordinary course substantially in the manner carried on as of the date hereof, and neither the Company nor any Subsidiary will engage in any activity or transaction or enter into any agreement or commitment other than in the ordinary course of its business as heretofore conducted;

                    (C) Neither the Company nor any Subsidiary will declare, authorize or pay any distribution or dividend or redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any shares of its stock or issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any share of its capital stock;

                    (D) Other than as may be provided in any of the Company's or any Subsidiary's existing Benefit Plans, employment contracts or arrangements, neither the Company nor any Subsidiary will pay or obligate itself to pay any compensation, commission, severance or retirement payment or bonus to any current or former director, officer or employee, other than in the ordinary course of business consistent with past practice;

                    (E) The Company and each of the Subsidiaries will use its reasonable efforts to preserve its business organization intact, to keep available to the Purchaser the services of its employees and to preserve for the Purchaser its relationships with suppliers, licensees, distributors and customers and others having business relationships with it;

                    (F) Neither the Company nor any Subsidiary will sell or otherwise dispose of or pledge or otherwise encumber (unless resulting from actions beyond the Company's or any such Subsidiary's control, of a governmental authority or of another party to a contract to which the Company or any such Subsidiary is a party) any of its assets except in the ordinary course of its business;

                    (G)  The Company and the Subsidiaries will
     maintain their facilities, machinery and equipment as a whole in good operating condition and repair consistent with past practice, subject only to ordinary wear and tear;

                    (H) Neither the Company nor any Subsidiary will amend its Certificate of Incorporation or By-Laws or other charter documents;

                    (I) Neither the Company nor any Subsidiary will amend any of its employment contracts;

                    (J) Without limiting the foregoing, the Seller will consult with the Purchaser regarding all material developments, transactions and proposals relating to the businesses of the Company and the Subsidiaries;

                    (K) Neither the Company nor any Subsidiary shall modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

                    (L) Neither the Company nor any Subsidiary shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the Purchaser, except in the ordinary course of business and consistent with past practice;

                    (M)  Neither the Company nor any Subsidiary shall:
     (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the Company or any Subsidiary of the Company or customary loans or advances to employees in accordance with past practice);

                    (N) Neither the Company nor any Subsidiary shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (i) in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and the Subsidiaries, (ii) incurred in the ordinary course of business and consistent with past practice or (iii) which are legally required to be paid, discharged or satisfied;

                    (O) Neither the Company nor any Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary;

                    (P) Seller will not sell, assign, transfer or otherwise dispose of any Shares, or subject any Shares to any liens, pledges, voting agreements, restrictions, encumbrances or claims; and

                    (Q)  None of the Seller, the Company or any
     Subsidiary will take, or agree to commit to take, any action that is intended to make any representation or warranty of the Seller contained herein inaccurate in any respect at the Closing Date.

               3.2 Purchaser's Actions. The Purchaser will not take, or agree to commit to take, any action that is intended to make any representation or warranty of the Purchaser contained herein inaccurate in any respect at the Closing Date.

               3.3  Other Tax Matters.

                    (a)  Section 338(h)(10)

               (i) Election. The Seller and the Purchaser shall make a joint election under Section 338(h)(10) of the Code with respect to the purchase of the Shares and under any similar provisions of state, local or foreign law (the "Election"). On the Closing Date or promptly thereafter, the Seller and the Purchaser shall exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state, local and foreign forms. If any changes are required in these forms as a result of information which is first available after the Closing Date, the parties shall promptly agree on such changes.

               (ii) Allocation of Purchase Price. In connection with the Election, the Seller and the Purchaser, as soon as practicable and in any event prior to the Closing Date, shall act together in good faith to agree on the Aggregate Deemed Sales Price (as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Sales Price among the assets of the Company and the Subsidiaries.

               Such allocation of the Aggregate Deemed Sales Price shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations. As among the Seller, the Purchaser, the Company and the Subsidiaries, the valuations of the Assets listed in such allocation shall be conclusive and binding.

               If the Purchaser and the Seller are not able to agree on such allocation, such dispute shall be resolved by a "Big Six" firm of independent public accountants jointly selected by the Purchaser and the Seller (other than the Seller's and the Purchaser's respective regular accounting firms) whose fees and expenses shall be paid equally by the Purchaser and the Seller. The Purchaser and the Seller shall use the asset allocation for purposes of all reports and returns with respect to Taxes, including Internal Revenue Service Form 8594 or any equivalent statement, and shall take no position inconsistent with such allocation in any tax return, any proceeding before any taxing authority or otherwise. In the event that such allocation is disputed by any taxing authority, the party receiving such notice shall promptly notify and consult with the other party concerning resolution of such dispute.

               (b)  Liability for Taxes and Related Matters.

               (i) Seller's Liability for Taxes. Notwithstanding anything in this Agreement to the contrary, but subject to paragraph (c) of this Section 3.3, the Seller shall be liable for and shall indemnify the Purchaser for all Taxes not reflected on the balance sheet prepared in accordance with Section 1.2(b) hereof which are (a) imposed with respect to any taxable year or period on any member of any Affiliated Group of which the Company or any Subsidiary was a member for any taxable year or period ending on or before the Closing Date (other than the Company or such Subsidiary), and (b) imposed on the Company or any Subsidiary or for which the Company or such Subsidiary may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Except as set forth in clause (v) below, the Seller shall be entitled to any refund of Taxes of the Company or any Subsidiary received for such periods.

               (ii) Purchaser's Liability for Taxes. The Purchaser shall be liable for and indemnify the Seller for the Taxes of the Company and the Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date. The Purchaser shall be entitled to any refund of Taxes of the Company or any Subsidiary received for such periods.

               (iii) Taxes for Short Taxable Year. For purposes of paragraphs (b)(i) and (b)(ii), whenever it is necessary to determine the liability for Taxes of the Company or a Subsidiary for a portion of a taxable year or period that begins on or before and ends after the Closing Date, the determination of the Taxes of the Company or such Subsidiary for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined (x) in the case of income, franchise, sales and similar Taxes, pursuant to an interim closing of the books method by assuming that the Company or such Subsidiary had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a per diem basis and (y) in the case of other Taxes, by prorating the Taxes owed for the taxable year or period on a per diem basis.

               (iv) Adjustment to Purchase Price. Any payment by the Purchaser or the Seller under this Section will be an adjustment to the Purchase Price.

               (v) Refunds from Carrybacks. If the Seller becomes entitled to a refund or credit of Taxes for any period for which it is liable under Section 3.3(b)(i) to indemnify the Purchaser and such Taxes are attributable solely to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and attributable to the Company or any Subsidiary, the Seller shall promptly pay to the Purchaser the amount of such refund or credit together with any interest received thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, the Purchaser shall indemnify and hold harmless the Seller for any tax liability, including interest and penalties, assessed against the Seller by reason of the reduction or disallowance.

               (vi) Tax Returns. The Seller shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company and the Subsidiaries for taxable years or periods of the Company and the Subsidiaries ending on or before the Closing Date and shall pay any Taxes due in respect of such taxable years or periods, and Purchaser shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company and the Subsidiaries for taxable years or periods ending after the Closing Date and shall pay any Taxes due in respect of such taxable years or periods. With respect to any such Tax Return for a taxable period that begins on or before and ends after the Closing Date, the Purchaser shall deliver a copy of such Tax Return to the Seller at least forty-five (45) calendar days prior to the due date (giving effect to any extension thereof), accompanied by an allocation between the pre-closing period and the post-closing period of the Taxes shown to be due on such Tax Return. Such Tax Return and allocation shall be final and binding on the Seller, unless, within fifteen
     (15) calendar days after the date of receipt by the Seller of such Tax Return and allocation, the Seller delivers to the Company a written request for changes to such Tax Return or allocation. If the Seller delivers such a request, then the Seller and the Purchaser shall undertake in good faith to resolve the issues raised in such request prior to the due date (including any extension thereof) for filing such Tax Return. If the Seller and the Purchaser are unable to resolve any issue by the earlier of (i) ten (10) calendar days after the date of receipt by the Company of the request for changes, or (ii) ten
     (10) calendar days prior to the due date (including any extension thereof) for filing of the Tax Return in question, then Seller and the Purchaser shall engage jointly an independent accounting firm to determine the correct treatment of the item or items in dispute. Each of the Seller and the Purchaser shall bear and pay one-half of the fees and other costs charged by the independent accounting firm. The determination of the independent accounting firm shall be final and binding on the parties hereto. The Seller shall pay the Purchaser the Taxes for which the Seller is liable pursuant to Section 3.3(b)(i) but which are payable with Tax Returns to be filed by the Purchaser pursuant to the previous sentence within the later of (a) 10 calendar days prior to the due date (including extensions thereof) for the filing of such Tax Returns or (b) five calendar days of the resolution of any dispute regarding the allocation of Taxes pursuant to the procedure described above.

               (vii) Contest Provisions. Each Party shall promptly notify the other in writing upon receipt by such party, or any of its affiliates of a notice of any pending or threatened Tax audits, claims or assessments (a "Tax Claim") which may affect the Tax liabilities of the Company or any Subsidiary for which the receiving party would be required to indemnify the notifying party pursuant to this Section 3.3(b)(i), provided that failure to comply with this provision shall not affect the notifying party's right to indemnification hereunder so long as the other party's position is not actually and materially prejudiced thereby. With respect to any Tax Claim which might result in an indemnity payment to the Purchaser pursuant to Section 3.3(b)(i), the Seller shall have the sole right to represent the Company's or any such Subsidiary's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel and accountants of its choice at its expense. Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Purchaser, the Company or any Subsidiary for any period after the Closing Date without the prior written consent of the Purchaser. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that the Seller has fully indemnified the Purchaser against the effects of any such settlement.

               The Seller shall be entitled to participate at its expense in the defense of any Tax Claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by the Seller pursuant to Section 3.3(b)(i) and, with the written consent of the Purchaser, and at its sole expense, may assume the entire defense of such Tax claim. Neither the Purchaser nor the Company nor any Subsidiary may agree to settle any Tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by the Seller under Section 3.3(b)(i) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

               (viii) Termination of Tax Allocation Agreements. Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by the Seller, or any member of the affiliated group of which the Seller is a member, and the Company and the Subsidiaries shall be terminated as to them as of the Closing Date.

               (c) Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Purchaser and the Seller shall each be liable for one-half of all transfer, sales, use, recording or similar taxes arising from the sale of the Shares.

               (d) Assistance and Cooperation. After the Closing Date, each of the Seller and the Purchaser shall and shall cause their respective affiliates to:

               (i)  assist the other party in preparing any Tax
     Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 3.3;

               (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or any Subsidiary;

               (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and the Subsidiaries;

               (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company or any Subsidiary, for taxable periods for which the other may have a liability under this Section 3.3; and

               (v)  furnish the other with copies of all
     correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

               (e) Survival of Tax Provisions. The obligations of the parties set forth in this Section 3.3 shall be unconditional and absolute and shall remain in effect until sixty days following the expiration (with valid extensions) of all statutes of limitations applicable to the collection or assessment of the Taxes at issue. Notwithstanding the foregoing sentence, if the Seller makes a request for prompt assessment pursuant to Section 6501(d) of the Code or any similar provision of state, local or foreign law with respect to any period which may be the subject of indemnification by the Seller under Section 3.3(b)(i), the payment by Seller of any Taxes assessed as a result of such request shall terminate the Seller's obligations under Section 3.3(b)(i) with respect to such period.

               3.4 Access Prior to Closing. The Seller shall afford the Purchaser and its representatives (including, without limitation, its independent public accountants and counsel) reasonable access during regular business hours from the date hereof until the Closing Date to any and all of the premises, properties, contracts, books, records and data of or relating to the Company and the Subsidiaries for the purpose of enabling the Purchaser to confirm the accuracy of the Seller's representations and warranties, and its compliance with its covenants, contained in this Agreement and to keep itself apprised of the business, affairs, operations and financial results of the Company and the Subsidiaries, but not to permit the Purchaser to participate in the management of the business of the Seller, the Company or the Subsidiaries.

               3.5 Preservation of Records. The Purchaser agrees that it shall preserve and keep the records of the Company and the Subsidiaries delivered to it hereunder for a period of three
     (3) years from the Closing Date, and shall make such records available to the Seller or its representatives, at the Seller's expense, as may be reasonably required by the Seller. In the event the Purchaser wishes to destroy such records after that time, it shall first give thirty (30) days' prior written notice to the Seller and the Seller shall have the right, at its option and at its expense, to take possession of said records within sixty (60) days thereafter. If, following the Closing, the Seller retains any records relating to the business of the Company and the Subsidiaries, the Seller shall preserve and keep such records, shall make such records available to the Purchaser and shall give the Purchaser the right to take possession of such records, to the same extent as indicated above with respect to records held by the Purchaser.

               3.6 Confidentiality. The terms of the letter agreement dated as of March 6, 1995 (the "Confidentiality Agreement") between the Seller and the Purchaser are herewith incorporated by reference and shall continue in full force and effect until Closing and shall terminate as of the Closing; provided that if this Agreement is terminated for any reason, the Confidentiality Agreement shall remain in full force and effect after such termination. The Seller covenants that, after the Closing, it will not, and will not permit any of its affiliates to, without the prior written consent of the Purchaser, disclose to any person confidential information relating to the business of the Company or any Subsidiary (the "Confidential Information"), except to their respective officers, directors, employees and representatives who need to know such information for purposes of Taxes, accounting, pending litigation and other matters necessary in respect of the Seller's ownership, prior to the Closing Date, of the Company and the Subsidiaries, unless in the opinion of the Seller's counsel, disclosure is required to be made under the Securities Act, the Exchange Act, other applicable law or the regulations of the New York Stock Exchange. In the event that the Seller or any of its affiliates is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, the Seller will provide the Purchaser with prompt written notice of such request or demand or other similar process so that the Purchaser may seek an appropriate protective order or, if such request, demand or other similar process is not mandatory, waive the Seller's compliance with the provisions of this Section 3.6, as appropriate. As used herein, the term "Confidential Information" does not include information which becomes generally available to the public other than as a result of disclosure by the Seller or any of its affiliates.

               3.7 Regulatory and Other Authorizations. Each of the parties will use its reasonable efforts to obtain the authorizations, consents, orders and approvals of federal, state and foreign governmental bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby and will cooperate reasonably with each other in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of their respective obligations pursuant to this Agreement. The parties shall use their reasonable efforts to file promptly, with the FTC, the Antitrust Division and CFIUS, the required notification and report forms and documentary material which comply with the provisions of the HSR Act and Exon-Florio, and will promptly file any additional information reasonably requested as soon as practicable after receipt of the request from the FTC, the Antitrust Division or CFIUS.

               3.8 Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be necessary or desirable to carry out the transactions contemplated hereunder.

               3.9 Intercompany and Other Obligations. On or prior to the Closing Date, the Seller shall cancel, cause to be cancelled, or contribute to the capital of the Company or the Subsidiaries, the net amount of all intercompany debt (the "Intercompany Debt") between the Seller or any subsidiary of the Seller (other than the Company or any Subsidiary), on the one hand, and the Company or a Subsidiary, on the other. Until the Closing Date, all amounts, including principal, interest and penalty, if any, owed by or to, as the case may be, the Company and the Subsidiaries, on the one hand, and owed to or by, as the case may be, the Seller and its other subsidiaries, on the other hand, shall be paid in the ordinary and regular course consistent with past practice in accordance with the terms of such obligations. On or prior to the Closing Date, the Seller will
     (i) repay or cause to be repaid all amounts outstanding under the Company's credit agreement with The CIT Group/Credit Finance, Inc. and Hi-Shear Fasteners Europe Limited's credit facility with Barclays Bank PLC and all other indebtedness for borrowed money (other than Intercompany Debt) of the Company or any Subsidiary, in each case including, without limitation, all penalties, premiums and fees associated with such repayment, and cause all necessary action to be taken as promptly thereafter as practicable to cause all liens and security interests related thereto to be terminated and (ii) if the Purchaser so requests, assign (to the extent assignable) to the Company, and cause the Company to assume, any or all contracts (including, without limitation, insurance policies) to which Seller or any of its subsidiaries (other than the Company and the Subsidiaries) is a party which are primarily related to the business of the Company and the Subsidiaries (or, in the case of any such contract which is not exclusively related to the business of the Company and the Subsidiaries, such portion of such contract as the parties shall agree in good faith is appropriate and reasonable).

               3.10 Insurance. In the event that, on or prior to the Closing Date, any material property owned or leased by the Company or any Subsidiary suffers any material damage, destruction or allied loss, the Seller shall surrender to the Purchaser (i) any insurance proceeds received by the Seller with respect to such damage or loss and (ii) all rights of the Seller with respect to any causes of action, whether or not litigation has commenced on the Closing Date, in connection with such damage or loss.

               3.11 Seller Stockholder Approval. The Seller covenants and agrees, as promptly as practicable, to take all actions necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of adopting and approving this Agreement and the transactions contemplated hereby and, if the Seller so elects, to approve the dissolution of the Seller. The Board of Directors of the Seller shall, subject to its fiduciary duties under applicable law, recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby and will use its best efforts to obtain such approval. In connection with such stockholder meeting, the Seller covenants and agrees, as promptly as practicable, to prepare and file with the SEC a preliminary proxy or information statement relating to, inter alia, this Agreement and the transactions contemplated hereby and use its best efforts to obtain and furnish the information required to be included by the SEC in such proxy statement and, after consultation with the Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement to be mailed to its stockholders.

               3.12 Non-Solicitation.   The Seller shall not, nor
     shall it authorize or permit any of its subsidiaries or any of its or their respective officers, directors or employees or any investment banker, financial advisor (including the financial advisor named in Section 2.1(B)), attorney, accountant or other representative retained by it to, solicit or encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a Competing Transaction (as defined in Section 7.1 below), or, except in the circumstances described below, participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Nothing contained in this
     Section 3.12 or in any other provision of this Agreement shall, however, prohibit the Seller or its Board of Directors or its representatives or agents from making such disclosures to its stockholders as are required under applicable law or by rules of the New York Stock Exchange or of any other exchange on which the Seller's securities may be listed for trading. Notwithstanding the foregoing, nothing contained in this Section 3.12 or elsewhere in this Agreement shall prohibit the Board of Directors of the Seller from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a bona fide written proposal for a Competing Transaction if: (A) the Board of Directors of the Seller, after consultation with its legal counsel and financial advisors, determines in good faith that such Competing Transaction is economically superior to the transactions contemplated hereby and that such action is necessary or required for the Board of Directors of the Seller to comply with its fiduciary duties to the Seller's stockholders under applicable law, (B) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Seller discloses to the Purchaser that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, which notice shall describe in reasonable detail the terms thereof (including the identity of the person or entity making the offer), and (C) prior to furnishing such information to such person or entity, the Seller receives from such person or entity an executed confidentiality agreement, with terms no less favorable to the Seller than those contained in the Confidentiality Agreement. Subject to compliance with the provisions of Section 7.1 and the preceding sentence, the Board of Directors of the Seller may approve and recommend to the Seller's stockholders a Competing Transaction.

               3.13 Certain Benefit Matters. On or prior to the Closing Date, the Seller shall take all steps necessary and appropriate to assign to the Company, and cause the Company to assume, the insurance policies and all related agreements and contracts implemented in connection with the Company's supplemental executive retirement plans (collectively, the "SERPs") with respect to employees and former employees of the Company who participate in, or are entitled to benefits under, the SERPs as of the Closing Date. The Seller shall honor and shall use its best efforts to cause its insurance carriers to honor all claims for benefits incurred prior to the Closing Date under the employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) maintained by the Seller on behalf of the employees of the Company or its Subsidiaries in accordance with the terms of such welfare plans, without interruption as a result of the consummation of the transactions contemplated by this Agreement.

               3.14 Estoppel Certificates. The Seller shall use reasonable efforts to obtain and deliver to the Purchaser at or prior to the Closing an estoppel certificate, in form and substance reasonably satisfactory to the Purchaser and the Seller, with respect to each of the leases described in Section 2.1(G) of the Seller's Disclosure Schedule.

                                 ARTICLE IV

                           Conditions to Closing

               4.1 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the sale of Shares to be sold hereunder are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, unless waived by the Seller:

               (i) Regulatory Authorizations. All authorizations, consents, orders and approvals of federal, state and foreign regulatory bodies and officials necessary for the performance by the Seller of this Agreement and the consummation by the Seller of the sale and purchase of the Shares hereunder shall have been obtained and the applicable waiting period under the HSR Act and shall have expired or been terminated, there shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein, or any of them, not be consummated (collectively, an "Order") and either
     (A) CFIUS shall have determined not to investigate the transactions contemplated by this Agreement under Exon-Florio (either by action or inaction) or (B) if CFIUS shall have determined to make such an investigation, such investigation shall have been completed or the President shall have determined (by action or inaction) not to take any action under Exon-Florio with respect to the transactions contemplated by this Agreement.

               (ii) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date, except for any representation and warranty made or given as of a specified date, which shall have been true and correct as of such date; and the Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (iii) Certificate. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date, of the Chief Executive Officer or the Chief Financial Officer of the Purchaser to the effect that the conditions specified in paragraph (ii) of this Section 4.1 have been satisfied.

               (iv) Seller Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the stockholders of the Seller.

               4.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the purchase of the Shares provided for herein is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, unless waived by the Purchaser:

               (i) Regulatory and Other Authorizations. All authorizations, consents, orders and approvals of federal, state and foreign regulatory bodies and officials necessary for the performance by the Purchaser of this Agreement and the consummation by the Purchaser of the sale and purchase of the Shares hereunder shall have been obtained and the applicable waiting period under the HSR Act shall have expired or been terminated, there shall be no Order in effect and either (A) CFIUS shall have determined not to investigate the transactions contemplated by this Agreement under Exon-Florio (either by action or inaction) or (B) if CFIUS shall have determined to make such an investigation, such investigation shall have been completed or the President shall have determined (by action or inaction) not to take any action under Exon-Florio with respect to the transactions contemplated by this Agreement.

               (ii) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date, except for any representation and warranty made or given as of a specified date, which shall have been true and correct as of such date; and the Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (iii) Certificate. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, of the Chief Executive Officer or the Chief Financial Officer of the Seller to the effect that the conditions specified in paragraph (ii) of this Section 4.2 have been satisfied.

               (iv) Share Certificates. The Seller shall have delivered to the Purchaser all certificates representing the Shares, together with all necessary stock powers and transfers, and all other documents reasonably requested by the Purchaser to effect the transfers of the Shares.

               (v) Resignations of Directors. Each director of the Company or any Subsidiary, who is also an officer or a director of the Seller, shall have delivered to the Purchaser a duly executed resignation effective as of the Closing Date.

                                 ARTICLE V

                Survival of Representations and Warranties;
                             Indemnification

               5.1  Survival; Waiver of Claims.  (a)  The
     representations and warranties of each of the Seller and the Purchaser contained in this Agreement or in any certificate or other document delivered pursuant hereto shall survive the Closing and expire on March 31, 1997, and no action or claim may be brought or raised at any time with respect to any representation and warranty or with respect to the covenants and agreements contained in Sections 3.1(Q) and 3.2 (other than any action or claim under such Sections 3.1(Q) or 3.2 based on the taking of any action intended to cause any representation or warranty to be inaccurate) after such date unless prior thereto the party seeking indemnification shall have notified in writing the party from whom indemnification is sought in reasonable detail of such claim. Except as provided in the preceding sentence, the covenants and agreements contained herein shall survive in accordance with their respective terms.

               (b) Notwithstanding anything herein to the contrary, in the event the Purchaser is notified in writing at least 20 business days prior to the Closing Date (and the Closing Date and the date specified in Section 7.1(c), to the extent necessary, shall be extended to allow for such 20 business day period of notice) of an inaccuracy in any representation or warranty of the Seller contained herein or a non-performance of or non-compliance with any covenant or agreement contained herein required to be performed or complied with by the Seller at or before the Closing, (i) if the Purchaser nevertheless consummates the Closing hereunder, the Purchaser hereby agrees that it shall be deemed to have waived (x) such inaccuracy, non-performance or non-compliance as a condition of its obligation to close hereunder and (y) any and all rights, remedies or other recourse whatsoever against the Seller, including, without limitation, any indemnity pursuant to this Article V, to which the Purchaser might otherwise be entitled in respect of such inaccuracy, non-performance or non-compliance (but the Purchaser shall not be deemed to have waived any right to receive an adjustment to the Purchase Price pursuant to Section 1.2(c) or 1.2(d) which may result from such inaccuracy, non-performance or non-compliance), and (ii) if the Purchaser terminates this Agreement pursuant to
     Section 7.1(b)(i), the Purchaser further agrees that it shall be deemed to have waived any and all rights, remedies or other recourse against the Seller to which the Purchaser might otherwise be entitled in respect of such inaccuracy, non-performance or non-compliance; provided, however, that if such inaccuracy, non-performance or non-compliance existed on the date of the execution and delivery of this Agreement or was the result of a deliberate violation of the covenant contained in Section 3.1(Q), the Seller shall reimburse the Purchaser for up to $300,000 of the reasonable out-of-pocket expenses incurred by the Purchaser prior to the date of such termination in connection with the transactions contemplated by this Agreement. In the event the Purchaser is entitled to reimbursement of its expenses pursuant to the preceding sentence and to a fee pursuant to
     Section 7.5(b) hereof, any amounts paid pursuant to the preceding sentence shall be credited towards the fee payable pursuant to
     Section 7.5(b) and in no event shall the amount the Purchaser is entitled to receive pursuant to the preceding sentence and
     Section 7.5(b) exceed the amount set forth in Section 7.5(b).

               5.2 Indemnification. (a) The Seller hereby agrees to indemnify and hold harmless the Purchaser from and against any losses, claims, damages, liabilities, costs and expenses, including, without limitation, taxes, interest, penalties and attorneys' fees and expenses (collectively "Damages"), asserted against, resulting to, imposed upon or incurred by the Purchaser, directly or indirectly, by reason of or resulting from a breach or violation of any covenant or agreement in this Agreement or any breach of a representation or warranty of the Seller hereunder, except to the extent the same are reflected on the balance sheet prepared in accordance with Section 1.2(b) hereof or in the notes thereto. The provisions of Section 3.3(b) shall govern the indemnification for Taxes to the extent inconsistent with the provisions of this Section 5.2. Notwithstanding the foregoing, the Seller shall have no obligation to indemnify the Purchaser for any Damages arising from (i) any aged or surplus inventory other than any increase in the amount of surplus inventory for the items listed on the Company's Special Inventory Report Number LH168R002, as of April 30, 1995 (run date May 31,
     1995), the Report Summary of which is attached as Attachment 5.2(a) to the Seller's Disclosure Statement, from the amount of such surplus as of April 30, 1995, as shown on such Report; (ii) the terms of the February 15, 1993 contract between the Company and Boeing Commercial Airplane Group or the July 27, 1992 contract between the Company and Textron Aerostructures (a division of Avco Corporation); (iii) any groundwater, soil or other subsurface contamination at the Company's facility located at 2600 Skypark Drive, Torrance, California as described or identified in (A) a report by Blasland, Bouck & Lee ("BBL") titled "Estimated Costs for Site Characterization and Soil and Ground-Water Remediation, Hi-Shear Corporation Facility, 2600 Skypark Drive, Torrance, California," dated May 1992, including any document reviewed or cited therein (the "BBL Report"); (B) a letter dated September 15, 1992, from Peter J. Murphy of BBL to Patrick Meade of the Company regarding "Status Report for the Hi-Shear Facility Located at 2600 Skypark Drive, Torrance, California. BBL Project No.: 66202" (the "Status Report"); (C) a letter dated October 15, 1993, from Peter J. Murphy of BBL to Patrick Meade of the Company regarding "Tasking, Cost Estimates and Schedule for Remedial Design Activities at Hi-Shear Torrance Facility. BBL Project No.: 66202" (the "Tasking Report"); (D) any and all ground-water monitoring reports submitted to the Company by BBL (the "Monitoring Reports"), including, but not limited to the draft "Second Quarter 1995 Ground-Water Monitoring Report, Hi-Shear Corporation, 2600 Skypark Drive, Torrance, California" dated August 1995 or as would be described or identified in any additional investigations or studies undertaken pursuant to recommendations made in the BBL Report, the Status Report, the Tasking Report or the Monitoring Reports (collectively, the "Reports") or as would be required by a governmental agency with respect to the contamination described or identified in the Reports; or (iv) the absence of any reserve or other provision for any of the foregoing in any financial statement or notes thereto with respect to the Company referred to herein or in the Seller's Disclosure Statement. For the avoidance of doubt, the preceding sentence shall not create any implied obligation of the Seller to indemnify the Purchaser for any Damages relating to any other matters disclosed on the Seller's Disclosure Schedule.

               (b) The Purchaser hereby agrees to indemnify and hold harmless the Seller from and against any Damages asserted against, resulting to, imposed upon or incurred by the Seller, directly or indirectly, by reason of or resulting from a breach or violation of any covenant or agreement in this Agreement or any breach of a representation or warranty of the Purchaser hereunder.

               (c) Solely for determining the Purchaser's right to indemnification hereunder for any breach of the Seller's representations and warranties or the Seller's covenant contained in Section 3.1(Q) hereof, and not for purposes of determining whether the conditions to closing set forth in Article IV hereof have been satisfied (including, without limitation, the conditions set forth in Section 4.2(ii)) or for any other purpose whatsoever, it is understood and agreed that "material" is defined to mean any inaccuracy or inaccuracies in the representations and warranties set forth in any one lettered paragraph of Section 2.1 hereof which have a cumulative net adverse effect of more than $250,000 on the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole.

               (d) Promptly after receipt by the indemnified party of notice of the commencement of any action, suit or proceeding or the written assertion of any claim, demand or Tax deficiency, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 5.2, notify the indemnifying party in writing of such notice, but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may otherwise have to the indemnified party unless the indemnifying party's rights are materially prejudiced thereby. In case any such action, suit, proceeding, demand, Tax deficiency or claim shall be brought or asserted against the indemnified party (or the Company or any Subsidiary if the Purchaser is the indemnified party) and it shall notify the indemnifying party of the commencement or assertion thereof, the indemnifying party shall notify the indemnified party within 30 days of such notice as to whether or not the indemnifying party desires to participate therein. If the indemnifying party elects to participate in the defense of such matter, all decisions relating thereto (except as provided in Section 3.3 above) shall be decided jointly by the indemnified party and the indemnifying party, including but not limited to settlements and appeals. The parties shall use all reasonable efforts to minimize the amount of any loss resulting from any such matter and shall fully cooperate with one another in regard thereto, including, without limitation, delivering copies of all pleadings, documents, reports and correspondence to the other party, and acting reasonably in all matters in which joint decisions are required.

               (e) After the Closing, the Purchaser will make, and will cause Hi-Shear Fasteners Europe Limited to make, reasonably diligent efforts to collect the POUND190,000 receivable of Hi-Shear Fasteners Europe Limited referred to in Section 2.1(D) of the Seller's Disclosure Schedule; provided, however, that, notwithstanding anything in this Agreement to the contrary, to the extent such receivable is not paid on or prior to March 31, 1997, the Seller shall pay the Purchaser the unpaid amount thereof upon demand after such date, and the Purchaser and Hi-Shear Fasteners Europe Limited thereupon shall assign in writing to the Seller all of their respective rights to receive, and the Seller shall be subrogated to all rights of the Purchaser and Hi-Shear Fasteners Europe Limited to receive, payment of all unpaid amounts due with respect to such receivable. The Purchaser and Hi-Shear Fasteners Europe Limited shall thereafter reasonably cooperate with the Seller, at the cost and expense of the Seller, in the Seller's efforts to collect the payment of such amount.
     Any amount due the Purchaser from the Seller pursuant to the first sentence of this paragraph (e) shall not be subject to, or credited against, the limitations on claims set forth in Section
     5.3 of this Agreement. For purposes of preparing the consolidated balance sheet of the Company and the Subsidiaries as at the Closing Date referred to in Section 1.2(b) of this Agreement, such receivable shall be valued at POUND190,000.

               5.3 Limit on Claims. No claim or claims with respect to breaches of representations and warranties of the Seller or of the Seller's covenant contained in Section 3.1(Q) hereof shall be asserted by the Purchaser pursuant to the indemnification provisions provided for pursuant to this Article V, unless the amount of the Damages with respect to breaches of representations and warranties and such covenant is at least U.S. $250,000 in the aggregate and then only to the extent such Damages exceed U.S. $250,000. In no event shall the Seller be liable to the Purchaser for more than an amount equal to the Purchase Price in the aggregate with respect to any claim or claims for indemnification pursuant to this Article V.

               5.4 Remedies. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, unless and until this Agreement is properly terminated in accordance with the provisions of Section 7.1 hereof, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

               5.5 Remedies Exclusive. The remedies provided herein shall be exclusive and shall preclude the assertion by any party hereto or any other rights or the seeking of any other remedies against the other party hereto for claims arising under this Agreement at common law, in equity (including rights of specific performance), under any statute, rule or regulation or otherwise.

               5.6 Certain Distributions. The Seller covenants and agrees that until March 31, 1997, it will retain and not distribute to its stockholders (including, without limitation, by means of a dividend, dissolution, stock redemption or stock repurchase) at least $3 million of the Purchase Price (the "Retained Amount"). The Purchaser agrees that, subject to the Seller's compliance with the covenant and agreement set forth in
     Section 3.9(i) of this Agreement, the Seller may distribute to its stockholders the balance of the Purchase Price at such times prior to or after March 31, 1997 and in such manner as the Board of Directors of the Seller may deem appropriate, and solely for such purpose, the Board of Directors of the Seller shall be entitled to proceed as if the Seller's liability to the Purchaser under this Agreement and in respect of the transactions contemplated hereby is in no event greater than $3 million.
     After March 31, 1997, the Seller may distribute the Retained Amount to its stockholders; provided, however, that if on or prior to March 31, 1997, the Purchaser shall have notified the Seller of a claim for indemnification in accordance with this
     Article V, and such claim shall remain unresolved as of such date, the Seller shall retain and not distribute to its stockholders a portion of such Retained Amount which the Seller and the Purchaser shall agree, or a panel of arbitrators referred to in Section 8.3(b) shall determine, to be sufficient to enable the Seller to satisfy such claim for indemnification to the extent it may be obligated with respect thereto. Upon final resolution of such claim, or at such earlier time as the Purchaser and the Seller may agree or such a panel of arbitrators may determine, the Seller may distribute to its stockholders the balance of such Retained Amount. The Purchaser, for the benefit of itself, its successors and assigns, hereby irrevocably waives and agrees it will not assert against the Seller, any subsidiary of the Seller or any officer, director, employee, expert or stockholder of the Seller or any such subsidiary, any claim for the recovery of any such distribution permitted hereby, or for Damages for, or for other legal or equitable relief in respect of, the declaration, payment, making or receipt of any such distribution permitted hereby under any federal, state, local or foreign law, statute or regulation (including, without limitation, any applicable bankruptcy, insolvency, fraudulent conveyance or other law affecting or protecting the rights of creditors or the Delaware General Corporation Law), at common law, in equity or otherwise, notwithstanding the fact that as a result of any such distributions, the Seller may not have funds sufficient to indemnify the Purchaser in respect of any claim for Damages asserted hereunder or otherwise.

                                 ARTICLE VI

                     Fees Relating to this Transaction

               6.1 The Seller's Fee. The Seller has not entered into any agreement with any other party and is not responsible for claims by any other party for brokerage or other commissions related to this Agreement or the transactions contemplated hereby, except that the Seller has retained as its financial adviser and the Seller is responsible for, and shall indemnify the Purchaser against, any obligations with respect to the fee of Lazard Freres & Co. LLC.

               6.2 The Purchaser's Fee. The Purchaser has not entered into any agreement with any other party and is not responsible for claims by any other party for brokerage or other commissions related to this Agreement or the transaction contemplated hereby, except that the Purchaser has retained as its financial adviser, and the Purchaser is responsible for, and shall indemnify the Seller against, any obligations with respect to the fee of Banexi International Financial Services (North America) Corp.

                                ARTICLE VII

                         Termination And Amendment

               7.1 Termination. This Agreement may be terminated at any time, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of the
     Seller:

               (a) by mutual written consent of the Purchaser and the Seller;

               (b) by either the Purchaser or the Seller if (i) there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

               (c) by either the Purchaser or the Seller if, for any reason, the Closing shall not have occurred on or before May 31, 1996; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to such date;

               (d) by either the Purchaser or the Seller if the approval of the stockholders of the Seller of this Agreement and the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required affirmative vote at a duly held meeting of stockholders or at any adjournment thereof;

               (e) by the Seller, if the Board of Directors of the Seller shall have recommended a Competing Transaction to its stockholders and shall have determined, after consultation with the Seller's legal counsel and financial advisors, that such Competing Transaction is economically superior to the transactions contemplated hereby and that such action is necessary or required for the Board of Directors to comply with its fiduciary duties to the Seller's stockholders under applicable law; or

               (f) by the Purchaser, if (i) the Board of Directors of the Seller withdraws, modifies or changes its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to the Purchaser or shall have resolved to do so, or (ii) the Board of Directors of the Seller shall have recommended to the stockholders of the Seller any Competing Transaction or resolved to do so, or (iii) a tender offer or exchange offer for all of the outstanding shares of capital stock of the Seller (other than any such shares "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) by the person or "group" (within the meaning of Rule 13d-5(b) under the Exchange Act) making such tender or exchange offer) is commenced, and the Board of Directors of the Seller, within ten (10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders.

               For purposes of this Agreement, "Competing Transaction" shall mean any of, or a proposal to effect any of, the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, business combination, or other similar transaction with respect to the Seller or the Company; (ii) any sale, transfer or other disposition of the Shares or of all or substantially all of the assets of the Company and the Subsidiaries; or (iii) any tender offer or exchange offer for all the outstanding shares of capital stock of the Seller (other than any such shares "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) by the person or "group" (within the meaning of Rule 13d-5(b) under the Exchange Act) making such tender or exchange offer) or the filing of a registration statement under the Securities Act in connection therewith.

               7.2  Effect of Termination.  In the event of
     termination of this Agreement by either the Seller or the Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or the Seller or their respective officers or directors except (y) with respect to Sections 3.6, 6.1, 6.2, 7.5 and this Section 7.2 and (z) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

               7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               7.4 Extension; Waiver. Any party may: (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Except as provided in Section 5.1(b) hereof, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, and no such extension or waiver shall be construed as an extension or waiver of any other obligation, inaccuracy or compliance with any other provision.

               7.5  Fees and Expenses.   (a)  Except as otherwise
     expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

               (b) The Seller agrees that (i) if the Seller shall terminate this Agreement pursuant to Section 7.1(e), (ii) if the Purchaser or the Seller shall terminate this Agreement pursuant to Section 7.1(d) due to the failure of the Seller's stockholders to approve this Agreement and the transactions contemplated hereby, and (A) at the time of such failure so to approve this Agreement there shall exist or have been proposed a Competing Transaction and (B) within one year following such termination, the Seller or any of its subsidiaries shall have consummated a Competing Transaction, (iii) if the Purchaser or the Seller shall terminate this Agreement pursuant to Section 7.1(c), a vote of the stockholders of Seller at a duly held meeting with respect to this Agreement and the transactions contemplated hereby shall not have occurred and been certified prior to such termination and
     (A) at the time of such termination there shall exist or have been proposed a Competing Transaction and (B) within one year following such termination, Seller or any of its subsidiaries shall have consummated a Competing Transaction, or (iv) if the Purchaser terminates this Agreement pursuant to Section 7.1(f)(i) or (ii), then the Seller shall pay to the Purchaser an amount equal to $1.3 million, which sum the Seller and the Purchaser agree is reasonable under the circumstances since it would be impracticable and extremely difficult to fix the amount of actual damages to the Purchaser in the case of such a termination.

               (c) The Seller and the Purchaser each agree that the payment provided for in Section 7.5(b) shall be the sole and exclusive remedy of the Purchaser upon any termination of this Agreement as described in Section 7.5(b) and such remedies shall be limited to the sum stipulated in Section 7.5(b), regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination.

               (d)  Any payment required to be made pursuant to
     Section 7.5(b) shall be made to the Purchaser not later than two business days after delivery to the Seller of notice of demand for payment, and shall be made by wire transfer of immediately available funds to an account designated by the Purchaser in the notice of demand for payment delivered pursuant to this Section 7.5(d).

                                ARTICLE VIII

                               Miscellaneous

               8.1 Public Disclosure. The parties agree that, except as may be required to comply with the requirements of applicable law or the rules of any stock exchange or any interdealer trading system upon which their shares may be listed or quoted for trading, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless reviewed in advance by both parties.

               8.2 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted and construed, and it and the rights of the parties with respect to the transactions contemplated hereby shall be governed, by and in accordance with the law of the State of New York (including the law of such State with respect to the authority of arbitrators to make awards of punitive damages), without regard to the conflicts of law provisions thereof.

               8.3  Dispute Resolution; Jurisdiction.

                    (a)  Negotiation.  (i)  In the event of any
     dispute, controversy or claim (a "Dispute") arising out of or relating to this Agreement (including any provision of any Disclosure Schedule, Exhibit, document or certificate) or the breach, termination or validity thereof, but with the exception of any disputes arising under Section 1.2(b) of this Agreement which shall be resolved in the manner provided therein, upon the written request of either party to this Agreement (a "Party"), the matter shall immediately be referred to senior officers of each Party for resolution. The senior officers shall meet promptly and attempt in good faith to negotiate a resolution of the Dispute.

               (ii) If the parties are unable to resolve the Dispute within 10 business days after a Party's written request for a meeting was made, then either Party may submit the Dispute to arbitration as the exclusive means of resolving it in accordance with the procedures set forth in Section 8.3(b) hereof.

               (b) Arbitration. (i) Any unresolved Dispute shall be finally settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (the "ICC") then in effect (the "Rules"), except as modified herein. The arbitration shall be held in New York, New York. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language, and to the extent the arbitrators are required to apply the laws governing contracts, the laws of the State of New York shall govern.

               (ii) There shall be three arbitrators of whom each Party shall select one in accordance with the Rules. The two Party-appointed arbitrators shall select a third arbitrator to serve as Chair of the tribunal within 30 days of the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein and in the Rules, such appointment shall be made by the ICC Court of Arbitration upon the written request of either Party.

               (iii) The hearing shall be held no later than 150 days and the award shall be rendered no later than 180 days following the appointment of the last of the three arbitrators.

               (iv)  The Parties hereby waive any rights of
     application or appeal to the courts of the United States and of the Republic of France to the fullest extent permitted by law in connection with any question of fact or law arising in the course of the arbitration or with respect to any award made except for actions to enforce an arbitral award and actions seeking interim, interlocutory or other provisional relief in any court of competent jurisdiction.

               (v) The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal.

               (vi) Any monetary award shall be made and promptly payable in U.S. dollars free of any tax (except to the extent required by law), deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

               (vii) This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

               (viii) All notices by one party to the other in connection with the arbitration shall be in accordance with the provision of Section 8.4 hereof.

               (ix) This agreement to arbitrate shall be binding upon the successors and assigns of each Party.

               (x) If at any time there are pending two or more arbitrations hereunder, any party to any such arbitrations may apply for consolidation of any two or more of such arbitrations. Such application shall be made to the arbitral tribunal in the arbitration that, among the arbitrations sought to be consolidated, was the first commenced under this Agreement (the "Primary Tribunal"). Arbitrations may be consolidated, in whole or in part, if there are significant common issues of law or fact or one or more common parties between the arbitrations sought to be consolidated. In determining whether and to what extent to order consolidation, the Primary Tribunal shall consider the extent to which consolidation would facilitate efficiencies and economies in the arbitration process, and the desirability of avoiding possibly conflicting results under different arbitrations. The consolidated arbitration shall be held before the Primary Tribunal. If there are more than two parties to any arbitration consolidated hereunder, the Primary Tribunal may interpret and supplement the Rules in their application to the consolidated arbitration as may be necessary or appropriate to accommodate the multi-party nature of the arbitration and to ensure the just, expeditious, economical and final determination of the dispute. The award in any arbitration under this Section 8.3(b), or in any arbitration consolidated hereunder, shall be final and binding on all of the parties hereto and on all other persons (whether or not they participated in the consolidated arbitration) that were given an opportunity to participate fully in such arbitration.

               (c) New York Jurisdiction. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the jurisdiction of the federal and state courts located in the County of New York for any proceeding arising in connection with this Agreement or with respect to the rights of the parties under this Agreement or in connection with the transactions contemplated hereby (and each such party agrees not to commence any such proceeding, except in such courts), (ii) agrees that process in any such proceeding may be served upon it in the same manner as notice may be given to it as provided in
     Section 8.4 of this Agreement with the same legal force and validity as if served upon such party personally, (iii) waives any objection to the laying of venue of any such proceeding in the federal and state courts located in the City, County and State of New York, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding is brought in an improper or otherwise inconvenient forum. The parties agree that, whether or not personal jurisdiction can be obtained against the Seller, the Company, any Subsidiary or any other affiliate of any of them in the Republic of France, no proceeding will be brought against the Seller, the Company, any Subsidiary or any affiliate of any of them in any court or before any tribunal in the Republic of France.

               8.4 Notices. Any notices or other communications required under their Agreement shall be in writing, shall be deemed to have been given and received when delivered in person or by telecopy, or if sent by overnight express courier service, shall be deemed to have been received on the first business day thereafter, and

               (a)  if to the Seller, addressed to:

                    Hi-Shear Industries Inc.
                    3333 New Hyde Park Road
                    North Hills, New York  11042
                    Telecopy:  (516) 365-8629
                    Telephone: (516) 627-8600
                    Attention: Chairman of the Board and
                               Chief Executive Officer

               with a copy to:

                    Stephen F. Farrell, Esq.
                    Morgan, Lewis & Bockius LLP
                    101 Park Avenue
                    New York, NY 10178
                    Telecopy:  (212) 309-6273
                    Telephone: (212) 309-6000

               (b)  if to the Purchaser, addressed to:

                    GFI Industries S.A.
                    Espace Vauban-BP 431
                    Boulevard Richelieu
                    Belfort Cedex
                    France  90008
                    Telecopy:  011-33-84-57-02-00
                    Telephone: 011-33-84-57-00-77
                    Attention: Chairman of the Board and
                               Chief Executive Officer

               with a copy to:

                    Nancy A. Lieberman, Esq.
                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, NY 10022
                    Telecopy:  (212) 735-2000
                    Telephone: (212) 735-3000

     or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein provided.

               8.5 Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

               8.7 Assignment. Except as provided in the following sentence, this Agreement may not be assigned, by operation of law or otherwise. The Purchaser may assign its rights under this Agreement in whole or in part to a subsidiary of the Purchaser which will take title to the Shares and will assume all obligations of the Purchaser hereunder; provided, however, that in such event, the Purchaser will remain fully liable for the fulfillment of all such obligations. As a condition of such assignment, the assignee in writing shall make all of the representations and warranties of the Purchaser hereunder and otherwise agree to perform all of the obligations of the Purchaser hereunder. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties hereto.

               8.8 Limitation on Rights. In no event shall the Purchaser, by reason of the consummation of the transactions contemplated by this Agreement, be deemed to have acquired any interest in or rights with respect to (i) the claims the Seller and its subsidiaries (other than the Company and the Subsidiaries) have against the United States Navy or (ii) any net operating losses that the Seller and its subsidiaries (other than the Company and its Subsidiaries to the extent required by applicable Tax law) may have.

               8.9 Miscellaneous. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, provided, however, the Confidentiality Agreement shall remain in full force and effect until Closing; and (b) is not intended to confer upon any other persons, including, but not limited to, employees of the Seller, the Company or any Subsidiary, any rights or remedies hereunder. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Wherever the phrase "to the Seller's knowledge" appears in this Agreement, the parties intend that such phrase be construed to mean that the Seller has made due inquiry of the appropriate officers of the Company and the Subsidiaries with respect to such matter. Subject to Section 5.2(c), wherever the word "material" is used with respect to (i) a party and/or any subsidiary of a party or its business, financial condition or results of operations, the parties intend that it shall be construed to mean material to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole and (ii) the Company and/or any Subsidiary or any of their businesses, financial condition or results of operations, the parties intend that it shall be construed to mean material to the business, financial condition and results of operations of the Company and the Subsidiaries taken as a whole.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          HI-SHEAR INDUSTRIES INC.

                                          By /s/ David A. Wingate
                                             David A. Wingate
                                             Chairman of the Board and
                                               Chief Executive Officer

                                          GFI INDUSTRIES S.A.

                                          By /s/ Frederic Roure
                                             Frederic Roure
                                             Chairman of the Board and
                                               Chief Executive Officer